Exhibit 18.1

February 24, 2012

Owens & Minor, Inc.

Richmond, Virginia

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Owens & Minor, Inc. and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and have reported thereon under date of February 24, 2012. The aforementioned consolidated financial statements and our audit report thereon are included in the Company’s annual report on Form 10-K for the year ended December 31, 2011. As stated in note 1 to the consolidated financial statements, the Company changed its method of accounting for book overdrafts from financing activities to operating activities in the consolidated statements of cash flows and states that the newly adopted accounting policy is preferable in the circumstances because the Company’s book overdrafts do not result in bank financing but rather are similar to trade payables at the end of a reporting period, and presenting changes in book overdrafts within operating activities eliminates operating and financing cash flow volatility that is not representative of actual borrowing and repayment activity or economic performance. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,